Joint Filer Information

Name: Michael Zimmerman

Address:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

Designated Filer: Prentice Capital Management, LP

Issuer: Ascendia Brands, Inc.

Date of Event Requiring Statement: December 29, 2006

Signature:




/s/  Michael Zimmerman
-----------------------------
     Michael Zimmerman